Exhibit 99.5
Key Messages
Mutual Excitement
•	We simply could not be more excited about the opportunity this merger presents for both of our companies.
•	This agreement ensures that Tastykakes will continue to be made by Philadelphians in Philadelphia.
Opportunity for Growth
•	The merger will expand Flowers’ geographic reach and brings new consumers, new customers and new opportunities for growth.
•	It will also extend the distribution of Tastykakes into many new markets by leveraging Flowers’ direct-store-delivery network, which reaches more than 50% of the U.S. population in the South, Southwest and parts of the West.
•	It provides the opportunity to expand the Nature’s Own brand into Tasty’s markets as production capacity is acquired.
Two Great Companies
•	Tasty Baking Company is an outstanding organization with dedicated, talented and passionate people.
•	It has great products, a strong distribution network, modern facilities — including one of the largest green bakeries in the world — and a much-loved iconic brand.
•	Similarly, Flowers is a tremendous company. Having been in business since 1919, Flowers is a leader in the baking industry. In 2009, Flowers was named the best-managed food company among the 400 best big companies in America by Forbes magazine; in fact, Flowers has made that Forbes list five times and has been named best in category twice.
Aligned Heritage and Values
•	Both the heritage and values of the two companies are perfectly aligned.
•	Both companies are guided by four principles: integrity, service, quality and commitment; both companies proudly support and celebrate the communities they serve.
•	Founded in 1919, Flowers’ mission is to increase the value of the company to its shareholders over the long-term.
•	Flowers invests in the company, delivers outstanding service to its customers, grows its business, and appreciates and fosters its team and their professional goals.
•	Likewise, since its founding in 1914, Tasty Baking Company’s products have set the industry benchmark for consistent taste, quality and freshness.
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